                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            COMDIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              COMDIAL CORPORATION

                             --------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 2000

To The Stockholders of
Comdial Corporation:

     The Annual Meeting of Stockholders of Comdial Corporation, a Delaware corporation (the "Company"), will be held on May 4, 2000, at 9:00 a.m. Eastern Time, in the Customer Conference Center at Comdial Corporation, 1180 Seminole Trail, Charlottesville, Virginia 22901, for the following purposes:

     1. To elect one (1) person to serve on the Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2003;

     2. To consider and vote upon a proposal to amend the Company's 1992 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 1,550,000 to 2,050,000;

     3. To ratify the selection of the firm of Deloitte & Touche LLP as the Company's independent auditors for the current year; and

     4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

     Only stockholders of record at the close of business on March 13, 2000, will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

     PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

                                             By Order of the Board of Directors


April 10, 2000                               Linda P. Falconer, Secretary

                        ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                              COMDIAL CORPORATION
                                  MAY 4, 2000

                               ---------------
                                PROXY STATEMENT
                                ---------------


                              GENERAL INFORMATION

     The Annual Meeting of Stockholders of COMDIAL CORPORATION, a Delaware corporation (the "Company"), will be held on May 4, 2000, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company in connection with such meeting. This Proxy Statement and the form of proxy are first being sent or given to stockholders on or about April 10, 2000. The executive offices of the Company are located at 1180 Seminole Trail, Charlottesville, Virginia 22901. The mailing address for such offices is Post Office Box 7266, Charlottesville, Virginia 22906-7266.

     At the Annual Meeting, the stockholders will be asked to vote upon the election of one nominee for director ("Proposal No. 1"). The stockholders will also be asked to consider and vote upon a proposal to amend the Company's 1992 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 1,550,000 to 2,050,000 ("Proposal No. 2"). In addition, the stockholders will be asked to ratify the Company's selection of the firm of Deloitte & Touche LLP ("D&T") as independent auditors for the current year ("Proposal No. 3").

     If a proxy in the enclosed form is duly executed and returned, the shares of the Company's Common Stock represented thereby will be voted in accordance with the stockholder's specifications. If no directions to the contrary are indicated, the persons named in the proxy will vote the shares represented thereby "FOR" the election of the nominee for director and "FOR" each of the other proposals listed on the proxy card. If necessary, and unless the shares represented by the proxy are voted against the proposals, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the Annual Meeting. Any stockholder may revoke his proxy by delivery of a new, later-dated proxy or by providing written notice of revocation to the Secretary of the Company at any time before it is voted. A proxy will not be voted if the stockholder attends the meeting and elects to vote in person.

     Only stockholders of record at the close of business on March 13, 2000 have the right to receive notice of and to vote at the Annual Meeting. As of that date, 9,193,116 shares of Common Stock were outstanding. Each holder of record of Common Stock is entitled to one vote per share on all matters voted upon.

     The presence in person or by proxy of the holders of fifty percent (50%) plus one (1) shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting will be required to elect the nominee for director. The affirmative vote by the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required to act on all other matters to come before the Annual Meeting, including Proposals No. 2 and No. 3.

     With regard to Proposal No. 1, stockholders may vote in favor of the nominee or withhold their votes as to the nominee. With respect to Proposals No. 2 and No. 3, stockholders may vote in favor of or against such proposal or ratification, or they may abstain from voting.

     In accordance with applicable law, the treatment and effect of abstentions and broker non-votes are as follows. If a stockholder marks the "ABSTAIN" box on the proxy card, no favorable vote is cast and therefore the abstention vote has the same effect as a vote against the proposal. If a broker or other nominee holding shares of Common Stock for beneficial owners has voted on one or more matters pursuant to discretionary authority or instructions from beneficial owners, but does not vote on other matters because the broker or nominee does not have the right to exercise discretionary voting power, such broker non-votes have no effect on the vote with respect to such other matters. In other words, broker non-votes are not counted as votes for the proposal or as votes against the proposal and are not counted in determining the number of votes needed in order for a proposal to be approved.

     The enclosed form of proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual
Meeting: (a) matters which may be presented at the Annual Meeting at the request of stockholders of which the Company has not received notice as of the date hereof; (b) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the meeting; (c) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (d) any proposal omitted from the Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (e) matters incident to the conduct of the Annual Meeting. The Board of Directors currently is not aware of any matters (other than procedural matters) which will be brought before the Annual Meeting that are not set forth in the Notice of Annual Meeting. If any such matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person or by telephone, facsimile or mail. The Company will also request holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse the reasonable costs of forwarding such material.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 18, 2000, as to shares of Common Stock owned by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and officers as a group, together with their respective percentages.

                                                        Amount and Nature                      % of Class
                  Name of Person or                       of Beneficial                         (if more
              Number of Persons in Group                  Ownership(1)                         than 1%)(2)
Benson Associates, LLC
111 SW Fifth Avenue, Suite 2130                              739,642(3), (4)                      8.05%
Portland, Oregon 97204

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor                                656,383(3), (5)                      7.14%
Santa Monica, California  90401

Goldman, Sachs Asset Management
32 Old Slip, 23rd Floor
New York, New York 10005                                     723,200(3), (6)                      7.87%

Heartland Advisors, Inc.
789 North Water Street                                       664,000(3), (7)                      7.22%
Milwaukee, Wisconsin 53202

Merrill Lynch Special Value Fund, Inc.
800 Scudders Mill Road                                       808,800(3), (8)                      8.80%
Plainsboro, New Jersey 08536

Robert P. Collins                                             13,333(9)                            *
Barbara J. Dreyer                                             13,333(9)                            *
A. M. Gleason                                                 31,066(10)                           *
William G. Mustain                                           209,066(11)                          2.21%
John W. Rosenblum                                             25,000(12)                           *
Robert E. Spekman                                              6,733(9)                            *
Dianne C. Walker                                              25,032(13)                           *

Leigh Alexander                                               15,500(14)                           *
William C. Grover                                             61,797(15)                           *
Keith J. Johnstone                                            27,655(16)                           *
Ove Villadsen                                                      -                               *
All directors and named executive officers                                                         *
   as a group (14 persons)                                   483,474(17)                          5.11%

 *     Less than one percent of the issued and outstanding shares of Common
 Stock.

(1) The amount and percentage of securities beneficially owned by an individual are determined in accordance with the definition of beneficial ownership set forth in the regulations of the Securities and Exchange Commission. Such amounts may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after February 18, 2000. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, the persons and entities named have sole voting and dispositive power over their shares.

(2) Individual percentages have been rounded. Shares subject to outstanding stock options which the individual has the right to acquire within 60 days after February 18, 2000, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual, or any group including such individual, but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other individual.

(3) Based on information filed with the Securities and Exchange Commission by the reporting person.

(4) Benson Associates LLC ("Benson"), an investment advisor registered under the Investment Advisors Act, has advised the Company that it has sole power to vote and dispose of all 739,642 shares. Benson disclaims ownership with respect to the shares held by it in a fiduciary capacity.

(5) Dimensional Fund Advisors Inc. ("Dimensional") is an investment advisor registered under the Investment Advisors Act. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other investment vehicles including commingled group trusts (collectively, the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and dispositive power over the shares of the Company's Common Stock that are owned by the Portfolios. Dimensional disclaims beneficial ownership of all such shares.

(6) Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co. (the "Asset Management Division") is an investment advisor registered under the Investment Advisors Act of 1940, as amended (the
     "Investment Advisors Act").    The Asset Management Group has advised the
     Company that it has sole dispositive power of all 723,200 shares of the Company's Common Stock and sole voting power with respect to 488,200 shares of the Company's Common Stock. This does not reflect securities beneficially owned by any other division of Goldman, Sachs & Co. The Asset Management Division disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management Division.

(7) Heartland Advisors, Inc. ("Heartland"), an investment advisor registered under the Investment Advisors Act, has advised the Company that it has sole voting power with respect to 80,700 share of the Company's Common Stock and sole dispositive power of all 664,000 shares. Heartland holds its shares in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relate to more than five percent of the issued and outstanding shares of the Company's Common Stock.

(8) Merrill Lynch & Co., Inc. ("MLC"), a parent holding company under the Exchange Act, and Merrill Lynch Special Value Fund, Inc. ("ML Fund"), an investment company registered under the Investment Company Act of 1940, have advised the Company that they have shared power to vote and dispose of an aggregate 808,800 shares of the Company's Common Stock. MLC and ML Fund disclaim beneficial ownership of such shares.

(9) Includes 3,333 shares issuable upon the exercise of stock options. Also includes 2,500 shares issued in February 2000 under the Company's 1992 Non-Employee Directors Stock Incentive Plan (the "Directors Plan") as a result of the Company's net income for the fiscal year ended December 31, 1999.

(10) Includes 2,500 shares issued in February 2000 under the Directors Plan as a result of the Company's net income for the fiscal year ended December 31, 1999.

(11) Includes 129,788 shares issuable upon the exercise of stock options.

(12) Includes 3,334 shares issuable upon the exercise of stock options. Also includes 7,500 shares issuable to Mr. Rosenblum under the Directors Plan which Mr. Rosenblum has deferred payment of by the Company.

(13) Includes 6,667 shares issuable upon the exercise of stock options. Also includes 7,500 shares issuable to Ms. Walker under the Directors Plan which Ms. Walker has deferred payment of by the Company.

(14) Includes 12,500 shares issuable upon the exercise of stock options.

(15) Includes 53,428 shares issuable upon the exercise of stock options.

(16) Includes 13,964 shares issuable upon the exercise of stock options.

(17) Includes 269,325 shares issuable upon the exercise of stock options.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Nominee For Director

     The Board of Directors is currently comprised of seven directors divided into three classes. One class of directors is elected each year to hold office for a three-year term and until successors of such directors are chosen and have qualified. The two directors whose terms are expiring in 2000 are A. M. Gleason and Robert P. Collins. Mr. Gleason will be retiring from the Board as of the Annual Meeting. Pursuant to the Company's bylaws, the Board of Directors has reduced the number of Directors from seven to six, to be effective upon the conclusion of Mr. Gleason's term of office as a Director. Accordingly, the number of vacancies in the class of directors whose term of office expires in 2003 will be one. Mr. Collins has been nominated for re-election as a director at the Annual Meeting. If elected, the nominee shall serve for a three-year term expiring at the Annual Meeting in 2003.

     The remaining five directors will continue to serve as set forth below. In the absence of instructions to the contrary, the proxy holders will vote the proxies received by them for the election of Mr. Collins. Discretionary authority is reserved to cast votes for the election of a substitute should the nominee be unable or unwilling to serve as a director. The nominee has agreed to serve as a director if elected and the Company believes that the nominee will be available to serve.

     The names and ages of the directors continuing in office and the nominee, his principal occupation or employment during the past five years, and other data regarding him is set forth below.

                 Nominee for Election to the Board of Directors
                             Term Expiring in 2003:

Robert P. Collins

     Mr. Collins, age 61, is the former President and Chief Executive Officer of GE Fanuc Automation, a joint venture between General Electric Co. and FANUC LTD of Japan specializing in the development and manufacture of automation equipment. Mr. Collins served in that position from 1987 until May 1998. During his tenure with GE Fanuc Automation, Mr. Collins also served as Co-Chairman of the Board of Directors of GE Fanuc Automation-Europe and Chairman of the Board of Directors of GE Fanuc Eberle Automation and AFE Technologies-UK. Mr. Collins is also chairman of the Board of Directors of Scott Technologies, Inc. which designs and manufactures air breathing and oxygen systems and instrument products for health, safety and aircraft applications. Mr. Collins has served as a director of the Company since 1998 and is a member of the Audit Committee.

             Members of the Board of Directors Continuing in Office
                            Terms Expiring in 2001:

William G. Mustain

Mr. Mustain, age 58, is Chairman, President, and Chief Executive Officer of the Company. He joined the Company as Vice President in June 1987 and assumed his current position in May 1989. Mr. Mustain was Vice President of Operations (Engineering and Manufacturing) for Norand Corporation from 1983 to 1987. From

1964 to 1983, he held various engineering, marketing, and manufacturing positions with General Electric Company. He is also a director of Martha Jefferson Hospital. He has served as a director of the Company since 1989.

John W. Rosenblum

Mr. Rosenblum, age 56, is the Dean of the Jepson School of Leadership Studies at the University of Richmond. From 1993 to 1996, he was a Tayloe Murphy Professor of Business Administration at the Darden Graduate School of Business Administration at the University of Virginia. He is also a director of Chesapeake Corporation, Cadmus Communications Corporation, Cone Mills Corporation and Grantham, Mayo, Van Otterloo & Company, LLC. Mr. Rosenblum has served as a director of the Company since 1992 and is a member of the Audit and Nominating Committees.

             Members of the Board of Directors Continuing in Office
                            Terms Expiring in 2002:

Dianne C. Walker

Ms. Walker, age 43, is an independent consultant. Prior to January 1995, she was a consultant to Bear Stearns & Co. Inc., an investment banking firm. Prior to August 1992, she was a consultant to (between April 1990 and July 1991, Vice President of) Kidder Peabody & Co., Inc., an investment banking firm. Between 1988 and 1990, Ms. Walker was a consultant to Pacific Telecom, Inc., a telecommunications company. She is also a director of MicroAge, Inc., Arizona Public Service Company, and Microtest, Inc. Ms. Walker has served as a director of the Company since 1986 and is a member of the Audit and Nominating Committees.

Barbara J. Dreyer

Ms. Dreyer, age 45, is the Chief Operating Officer of SpeakOut.com, a web-site for Internet activism providing news and feedback tools on the hot issues of the day. From 1996 to 1999, she was Senior Vice President and Chief Financial Officer of Communications Systems Technology, Inc., a company which develops wide-area audio and data conferencing systems and software, as well as audio/data switching, classified signals analysis and remote radio control systems. From 1992 to 1996, she served as the President and founder of VideoGrafects, a developer of multimedia software. From 1985 to 1993, she was the Chief Financial Officer and special partner of New Enterprise Associates, a leading venture capital firm. Ms. Dreyer has served as a director since 1998 and is a member of the Compensation Committee.

Robert E. Spekman

Mr. Spekman, age 52, is a Tayloe Murphy Professor of Business Administration at the Darden Graduate School of Business Administration at the University of Virginia. Mr. Spekman has taught at the Darden School since 1992 and has held positions at the University of Southern California, where he was co-director of the Center of Telecommunications and Management, and the University of Maryland. His expertise is in business-to-business marketing, alliances and partnerships, and organizational behavior. He is also an active consultant to many Fortune 500 companies. Mr. Spekman has served as a director since 1999 and is a member of the Compensation Committee.

Board Meetings

     The Board of Directors held four regularly scheduled meetings and eight special meetings in 1999. During 1999, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and standing Committees on which they served except for Mr. Spekman, who attended 73.3% of such meetings.

Committees

     The Board of Directors has established Audit, Compensation and Nominating Committees as well as certain other committees.

     The Audit Committee held three meetings in 1999. Its principal functions are to recommend to the Board of Directors the firm of independent auditors to serve the Company each fiscal year and to review the plan and results of the audit by the independent auditors as well as the scope, results, and adequacy of the Company's systems of internal accounting controls and procedures. In addition, the Audit Committee reviews the independence of such auditors and reviews their fees for audit and non-audit services rendered to the Company. During 1999, the members of the Audit Committee included Ms. Walker (Chair), Mr. Collins and Mr. Rosenblum.

     The Compensation Committee held six meetings in 1999. Its principal functions are to approve remuneration of the officers of the Company, review certain benefit programs, and approve and administer remuneration plans, including the stock incentive plans of the Company. The Report of the Compensation Committee on executive compensation is set forth on page 14 of this Proxy Statement. During 1999, the members of the Compensation Committee included Ms. Dreyer (Chair), Mr. Gleason, and Mr. Spekman.

     The Nominating Committee held two meetings in 1999. During 1999, the members of the Nominating Committee included Mr. Rosenblum (Chair), Mr. Gleason and Ms. Walker. The principal functions of the Nominating Committee are to review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Comdial Corporation, 1180 Seminole Trail, P. O. Box 7266, Charlottesville, Virginia 22906-7266. If a stockholder intends to make a nomination at any Annual Meeting, the Bylaws of the Company require that the stockholder deliver a notice to the Company not less than 120 days in advance of the anniversary date of the date on which the Company's Proxy Statement was released to its stockholders in connection with the previous year's annual meeting of stockholders, setting forth (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, address, and principal occupation of such proposed nominee; (iii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) the consent of each proposed nominee to serve as a director of the Company if so elected; and (v) the total number of shares of common stock of the Company that will be voted for each proposed nominee and the number of shares of common stock of the Company owned by the notifying stockholder. The Chairman of the meeting, in his discretion, may refuse to acknowledge the nomination or disregard the nomination of any person not made in compliance with the foregoing procedure.

     By requiring advance notice of stockholder nominations, the Bylaws afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for election of directors. However, they may have the effect of precluding a contest for the election of directors if their procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect his or her own slate of directors.

     A stockholder interested in nominating a person for election as a director at the Annual Meeting of Stockholders to be held in 2001 should notify the Company in the manner described above on or before December 12, 2000.

Compensation of Directors

     During 1999, non-employee directors of the Company received a monthly director's fee of $1,500.

     The Board of Directors, with the approval of the stockholders, adopted the 1992 Non-Employee Directors Stock Incentive Plan (the "Directors Plan") in 1992. Under the Directors Plan, as amended, a director of the Company who is not otherwise an employee of the Company or any of its subsidiaries and has not been an employee for a period of at least one year is eligible to receive automatic grants of options and awards of shares of Common Stock. An aggregate of 200,000 shares of Common Stock is reserved for issuance under the Directors Plan.

     The Directors Plan provides that each newly-elected director who is eligible to participate in the plan on the date of his or her first election to the Board automatically receive an option to purchase 3,333 shares of Common Stock. The Directors Plan, as amended, further provides that, for each fiscal year in which the Company has net income, each director then in office will receive an automatic award of 3,333 shares of Common Stock in the following year, unless the Board suspends all or any part of such award. In accordance with the Directors Plan, effective January 1, 1996, the Board adopted a resolution suspending 833 of the 3,333 shares automatically awarded to non-employee directors for fiscal years in which the Company has net income.

     At a meeting of the Board of Directors held on November 6, 1997, the Board adopted an amendment to the Directors Plan which entitles any participant in the Directors Plan to defer payment of all or any portion of (i) the shares of the Company's Common Stock otherwise payable under the Directors Plan and (ii) the cash amounts payable to any participant for his or her services rendered as a director.

     Because the Company had net income for fiscal year 1999, each of Ms. Walker, Ms. Dreyer and Messrs. Collins, Rosenblum, Gleason and Spekman were entitled to an automatic award of 2,500 shares of the Company's Common Stock as of February 15, 2000. Ms. Dreyer and Messrs. Collins, Gleason, and Spekman were each awarded 2,500 shares on February 15, 2000. Ms. Walker and Mr. Rosenblum deferred payment of all 2,500 shares of the Company's Common Stock to which they were entitled in accordance with the Directors Plan.

     All stock options granted under the Directors Plan are non-statutory options. The option exercise price is the fair market value of the shares of Common Stock at the time the option is granted. All of the options are immediately exercisable; provided, however, that they may be exercised only while the holder is a director or within 36 months of the date he or she ceases to be a director and in no event may any such option be exercised more than ten years after the date of grant.

     Mr. Mustain is the only Company employee who is a member of the Board of Directors. He receives no additional compensation for serving as a director.

Executive Officers of the Company

     The following table lists the executive officers of the Company. All executive officers are appointed annually by, and serve at the discretion of, the Board of Directors of the Company.

                                     Position                          Business Experience
       Name and Age              with the Company                    During Past Five Years
--------------------------------------------------------------------------------------------------------
William G. Mustain (58)      Chairman, President, and                           *
                              Chief Executive Officer

Leigh Alexander (42)        Senior Vice President        Ms. Alexander joined the Company as Senior
                                                         Vice President of Marketing in December 1998.
                                                         In January 2000, Ms. Alexander was appointed
                                                         President, Comdial Enterprise Solutions, Inc.
                                                         Prior to joining the Company, Ms. Alexander
                                                         was Senior Vice President, Marketing and
                                                         Strategic Planning for Paging Network, Inc., a
                                                         wireless messaging and paging company, from
                                                         1996 to 1998.  From 1995 to 1996, she was
                                                         Senior Vice President, Marketing, Sales and
                                                         Business Development for Philips Media, a
                                                         division of Philips Electronics, and a
                                                         software developer and publisher.  From 1988
                                                         to 1995, Ms. Alexander was Vice President of
                                                         Marketing for Norelco Consumer Products
                                                         Company, a division of Philips Electronics.

William C. Grover (60)      Senior Vice President        Mr. Grover became a Vice President in
                                                         September 1995.  In January, 2000, Mr. Grover
                                                         was appointed President of Comdial Convergent
                                                         Communications.  From 1993 to 1999, he served
                                                         as President of Comdial Enterprise Systems,
                                                         Inc., a subsidiary of the Company.  Prior to
                                                         1993, Mr. Grover held various executive level
                                                         positions with software development and
                                                         computer manufacturing companies, including
                                                         President and CEO of PICKTEL Computer Systems,
                                                         Inc., a developer and distributor of database
                                                         and management information systems and
                                                         President of Sequoia Systems, Inc., a
                                                         manufacturer and distributor of fault tolerant
                                                         computer systems.

Ove Villadsen (58)          Senior Vice President        Mr. Villadsen became Senior Vice President in
                                                         May 1997.  He has served as a Vice President
                                                         of the Company since May 1989.  He was elected
                                                         Vice President of Comdial Business
                                                         Communications Corporation, a subsidiary of
                                                         the Company, in November 1982 and was
                                                         responsible for Engineering for the Company or
                                                         its predecessor since 1980.  Mr. Villadsen
                                                         retired from the Company on January 3, 2000.

John M. Baird (38)          Vice President               Mr. Baird became Vice President and Chief
                                                         Technology Officer on November 30, 1999 and is
                                                         responsible for Research.  Prior to his
                                                         appointment, he served as Director of Business
                                                         Planning from February 1999 and as Managing
                                                         Director of Comdial Enterprise Systems, Inc.,
                                                         a subsidiary of the Company, from 1995 to
                                                         1999.  From 1992 to 1995, Mr. Baird held
                                                         various engineering positions within Comdial
                                                         and Comdial Enterprise Systems, Inc.

Joe D. Ford (51)            Vice President               Mr. Ford became a Vice President in May 1995
                                                         and is responsible for Human Resources.
                                                         Between 1982 and May 1995, he served as the
                                                         Company's Director of Human Resources.  Prior
                                                         to that time, he held various human resources
                                                         positions with the Company's predecessor,
                                                         Stromberg-Carlson Telephone Systems, Inc. and
                                                         General Dynamics Corporation.

Keith J. Johnstone (52)     Vice President               Mr. Johnstone became a Vice President in May
                                                         1990 and is responsible for Manufacturing
                                                         Operations.  He has been employed in various
                                                         positions with the Company or its predecessor
                                                         since 1980, including Director of Customer
                                                         Service, Director of Materials and Director of
                                                         Manufacturing Systems.

Lawrence K. Tate (57)       Vice President               Mr. Tate became a Vice President in November
                                                         1982 and is responsible for Quality.  Between
                                                         1969 and 1982, he held various management
                                                         positions, including Vice President,
                                                         Manufacturing Operations, for
                                                         Stromberg-Carlson Telephone Systems, Inc.,
                                                         which operated the Charlottesville
                                                         manufacturing facility before the Company
                                                         acquired the facility in October 1982.

--------------
* See "Election of Directors Members of the Board of Directors Continuing in Office Terms Expiring in 2001."

Family Relationships

     There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Executive Compensation

     The following sections disclose detailed information about cash and equity-based executive compensation paid by the Company to certain of its executive employees. The information is comprised of a five-year stock performance graph, a Report of the Company's Compensation Committee of the Board of Directors, a Summary Compensation Table, and additional tables which provide further details on stock options and pension benefits.

Five Year Total Stockholder Return

     The following performance table compares the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1994 through December 31, 1999, from an investment of $100 in (i) the Company's Common Stock, (ii) the Nasdaq Market Index, and (iii) a peer group index constructed by the Company (the "Peer Group Index").

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
          COMDIAL CORPORATION COMMON STOCK, THE NASDAQ MARKET INDEX,
                           AND THE PEER GROUP INDEX

                                    [GRAPH]

            12/30/94    12/29/95    12/31/96    12/31/97    12/31/98    12/31/99
Comdial        100       103.55       70.92      104.96         100      112.77
Peer Group     100       160.51      162.78      222.63      222.61      374.47
NASDAQ         100       129.71      161.18      197.16      278.08      490.46

                    ASSUMES $100 INVESTED ON JAN. 01, 1995
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1999

     The Nasdaq Market Index tracks the aggregate price performance of equity securities of companies traded on the National Association of Securities Dealers

Automated Quotation National Market System (the "Nasdaq National Market"). The Company's Common Stock is traded on the Nasdaq National Market.

     Media General Financial Services supplied the necessary information to construct the table, including the Peer Group Index. The Peer Group Index consists of the following companies: ExecuTone Information Systems, Inc., Inter-Tel, Inc., and Mitel Corporation. The Company selected these three companies as the peer group because their lines of business most closely match the lines of business in which the Company is currently primarily engaged. Although Lucent Technologies, Inc. and Nortel Networks are also major competitors of the Company, these two companies have been excluded from the peer group because they are much larger than the Company and derive most of their revenues from other lines of business. The returns of each peer group issuer have been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

     The performance of any individual company's common stock is influenced not only by its own performance and future prospects, but also by a number of external factors over which the company and its management have indirect or no control, including general economic conditions, expectations for the company's future performance, and conditions affecting or expected to affect the company's industry. In addition, stock performance can be affected by factors such as trading volume, analytical research coverage by the investment community, and the propensity of stockholders to hold the stock for investment purposes. The relative weight of these factors also changes over time. Consequently, stock performance, including measurement against indexes, may not be representative of a company's financial performance for given periods of time.

Report of the Compensation Committee of the Board of Directors

     The Company's executive compensation package for its executive officers consists of three elements: base salary, annual performance-based incentive, and stock option grants.

     Compensation Principles. The Committee believes that the executive compensation package should provide incentives to achieve both current and longer-term strategic management goals of the Company, with the ultimate objective of enhancing stockholder value. The three elements of the compensation plan are designed to achieve this objective. The base salaries are set at levels believed by the Committee to be sufficient to attract and retain qualified officers, with a significant portion of the cash compensation being in the form of performance-based incentives dependent upon meeting specified Company annual financial goals. Stock option grants are intended to serve as an incentive to achieve the overall longer-term objective of enhancing stockholder value.

     Salaries. In general, base salary levels are set at levels believed by the Committee to be sufficient to attract and retain qualified executives, when considered with the other components of the executive compensation package. Annually, the Committee reviews the compensation of the executive officers. In addition, the Committee retains an independent consulting company and considers its report of the compensation paid by companies in the same or similar industries. The Committee considers the remuneration analysis in conjunction with the Company's overall performance as measured by achievement of the Company's objectives and the development and succession of sound management practices and skilled personnel.

     The Company's primary objective, as noted above, has been the implementation of financial stability, the development of new products, and growth. In order to attract and retain qualified executive personnel, base salary levels have reflected a necessary balance between (i) the competitive level set by the industry and (ii) the Company's overall financial performance.

     Annual Incentives. The Committee has established a formal plan for awarding incentive compensation to officers. The plan accounts for the cost of invested capital and is designed to focus the attention of the executive officers on both income statement and balance sheet performance. The Committee believes that the plan is supportive of the Company's continued focus on improved financial results and positioning the Company for continued growth. Early each year, the Committee sets the required levels for each performance objective. The Company's actual performance for a year is then measured against the predetermined levels to calculate annual incentive payments, if any.

     In line with this defined plan and in recognition of achievement of the Company's performance objectives in 1999, the Committee awarded an incentive amount of $52,510 or 17.8% of his salary to Mr. Mustain. The Committee also awarded incentive amounts to the Company's other executive officers which equaled 27.1% of their respective aggregate base salary.

     Stock Options. Stock options comprise one part of the executive compensation package. This component is intended to encourage key employees to remain in the employ of the Company by offering them an opportunity for ownership in the Company, and to provide them with a long-term interest in the Company's overall performance as reflected by the performance in the market of the Company's Common Stock. The Committee has established levels of stock option grants for various positions within the Company with the input of the independent consulting company.

     During 1999, 207 eligible employees were awarded stock options to acquire a total of 217,100 shares of the Company's Common Stock. Except for Ms. Alexander who received 100,000 options when she joined the Company in December 1998, all of the Company's executive officers were awarded stock options in 1999, totaling 67,300 shares. In accordance with the formula, Mr. Mustain received stock options to acquire 39,200 shares of the Company's Common Stock.


    Barbara J. Dreyer (Chair)         A.M. Gleason            Robert E. Spekman

Summary Compensation Table

     The following summary compensation table presents information about the compensation paid by the Company during its three most recent fiscal years to those individuals who were (i) the Company's Chief Executive Officer (the "CEO") at the end of the last completed fiscal year, regardless of compensation level and (ii) the Company's four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                          Summary Compensation Table:


                                                              Annual                         Long-Term
                                                          Compensation(1)                  Compensation
                                               -------------------------------------     ---------------
            Name and                                1999 Base                                 Options              All Other
           Principal                                Salary(2)                Bonus            Granted            Compensation(3)
            Position                Year              ($)                     ($)               (#)                   ($)
---------------------------      --------      -----------------       -------------     ---------------       --------------

William G. Mustain                 1999                292,693              52,510              39,200                2,808
  President and Chief              1998                282,502             132,800              40,500                2,500
  Executive Officer                1997                253,461             146,400              20,000                2,375

Leigh Alexander                    1999                215,207(4)           75,000                   -                    -
   Senior Vice President           1998                 44,872(5)                -             100,000                    -
   (hired December 7, 1998)

William C. Grover                  1999                170,000              74,901               6,000                3,634
  Senior Vice President            1998                174,231              65,700                   -                2,500
                                   1997                161,054(6)           71,200              10,000                2,268

Keith J. Johnstone                 1999                133,269              43,365               4,200                4,157
   Vice President                  1998                123,077              34,800               5,000                2,415
                                   1997                109,231              37,900               2,000                1,637

Ove Villadsen                      1999                177,692              13,554               8,600                3,604
  Senior Vice President            1998                164,615              61,800               8,500                2,500
                                   1997                148,462              68,800              10,000                2,223

(1) While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits are not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) The salaries shown in the Summary Compensation Table for 1999 have been in effect since February 1999.

(3) Amounts set forth in the Summary Compensation Table under the heading "All Other Compensation" represent the matching contributions made by the Company to its 401(k) plan for the benefit of the named officer in the year indicated.

(4)  Salary includes $15,207 in relocation expense reimbursement.

(5)  Salary includes $33,333 in relocation expense reimbursement.

(6)  Salary includes $36,824 in relocation expense reimbursement.

Stock Options


     The Company has adopted the Comdial Corporation 1992 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan is intended to further the long-term stability and financial success of the Company by attracting and retaining key employees through the use of stock incentives, including stock options. The Company does not award stock appreciation rights under the Stock Incentive Plan. The Company has reserved a total of 1,550,000 shares of Common Stock for issuance pursuant to incentive awards made under the Stock Incentive Plan. At its regular meeting on February 2, 2000, the Board approved an amendment to the Stock Incentive Plan, subject to stockholder approval, increasing the total number of shares reserved for issuance pursuant to incentive awards made under the Stock Incentive Plan from 1,550,000 to 2,050,000. See "Proposal No. 2: Approval of Amendment to 1992 Stock Incentive Plan."

     The following table sets forth additional information concerning individual grants of stock options made under the Stock Incentive Plan during the last completed fiscal year to each of the Named Executive Officers:

                       Option Grants In Last Fiscal Year

                                                                                                   Potential Realized
                                                                                                 Value at Assumed Annual
                                                                                                   Rates of Stock Price
                               Individual Grants                                             Appreciation for Option Term(1)
-------------------------------------------------------------------------------------       --------------------------------
                                               % of
                                              Total
                                             Options
                                            Granted to      Exercise
                             Options        Employees       or Base
                           Granted(2)       in Fiscal        Price        Expiration                5%              10%
Name                           (#)             Year          ($/Sh)          Date                   ($)             ($)
--------------------------------------------------------------------------------------      --------------------------------
William G. Mustain            39,200          17.78%        $7.625           2/8/09             $187,977         $476,370
Leigh Alexander                    -              0%             -                -                    -                -
William C. Grover              6,000            2.7%        $7.625           2/8/09             $ 28,772         $ 72,914
Keith J. Johnstone             4,200            1.9%        $7.625           2/8/09             $ 20,140         $ 51,040
Ove Villadsen                  8,600            3.9%        $7.625           2/8/09             $  3,279         $  6,588

(1) The potential realized values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of five percent and ten percent, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) All options granted to the named officers were granted on February 8, 1999. One third of the options become exercisable on the first anniversary of the grant date, another third become exercisable on the second anniversary of the grant date, and the balance become exercisable on the third anniversary of the grant date. All of these options were granted with an exercise price equal to the market price of the Company's Common Stock on the grant date.

     The following table sets forth information concerning each exercise of stock options during the 1999 fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options, provided on an aggregated basis:

              Aggregated Option Exercises in Last Fiscal Year and
                   Fiscal Year-End Unexercised Option Values


               (a)                        (b)             (c)            (d)               (e)
                                                                      Number of
                                                                      Securities        Value of
                                                                      Underlying       Unexercised
                                                                     Unexercised     In-the-Money(2)
                                                                      Options at       Options at
                                                                      FY-End (#)       FY-End ($)

                                    Shares Acquired     Value(1)     Exercisable/     Exercisable/
               Name                 on Exercise (#)   Realized ($)  Unexercisable     Unexercisable
----------------------------------------------------------------------------------------------------
William G. Mustain                           -         $  0.00     96,555/72,867   $101,146/$99,857

Leigh Alexander                              -         $  0.00     12,500/87,500   $19,538/$136,763

William C. Grover                            -         $  0.00      48,094/9,334   $ 51,246/$18,472

Keith J. Johnstone                           -         $  0.00      10,230/8,201   $ 12,766/$10,634

Ove Villadsen                            2,800         $16,002     50,642/17,601   $123,955/$24,486

(1) The dollar values referred to in columns (c) and (e) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

Pension Plan / Benefit Restoration Plan

     The Company has a pension plan covering hourly and salaried employees, including the executive officers. The plan requires Company contributions for tax-deferred pension accruals, with the amount of contributions actuarially determined in order to fund for each participating employee a benefit based on the two factors of career average compensation and years of service. For highly compensated employees, such as the executive officers, the amount of benefits under the pension plan is limited in order to qualify under Federal tax laws.
To maintain compensation competitiveness and to restore retirement benefits for executives who are affected by tax law limits on benefits under the pension plan, the Company has a benefit restoration plan. Together the benefit restoration plan and the pension plan provide benefits to employees affected by tax law limits at approximately the same percentage of compensation as other employees. The following pension plan table shows estimated annual benefits payable from the pension plan and the benefit restoration plan upon retirement at age 65 in specified compensation and years of service classifications:

                              Pension Plan Table:


                                                         Estimated Annual Benefits Payable by the
                                                    Plan at Retirement with Years of Service Indicated
                                  ----------------------------------------------------------------------------------------
        Remuneration                       15                20                25                30                  35
            ($)                            ($)               ($)               ($)               ($)                 ($)
---------------------------------------------------------------------------------------------------------------------------
           100,000                     26,888            35,851            44,814            53,777              62,739
           125,000                     34,013            45,351            56,689            68,027              79,364
           150,000                     41,138            54,851            68,564            82,277              95,989
           175,000                     48,263            64,351            80,439            96,527             112,614
           200,000                     55,388            73,851            92,314           110,777             129,239
           225,000                     62,513            83,351           104,189           125,027             145,864
           250,000                     69,638            92,851           116,064           139,277             162,489
           275,000                     76,763           102,351           127,939           153,527             179,114
           300,000                     83,888           111,851           139,814           167,777             195,739
           325,000                     91,013           121,351           151,689           182,027             212,364
           350,000                     98,138           130,851           163,564           196,277             228,989
           375,000                    105,263           140,351           175,439           210,527             245,614
           400,000                    112,388           149,851           187,314           224,777             262,239
           425,000                    119,513           159,351           199,189           239,027             278,864
           450,000                    126,638           168,851           211,064           253,277             295,489

     Effective as of January 1, 1994, the pension plan covers a participant's compensation including bonuses and incentive pay for hourly employees and excluding deferred or supplemental compensation or other forms of compensation, if any, paid by the Company; provided, however, that the amount of a participant's annual compensation taken into account under the plan for any year may be subject to certain limitations under the pension plan or in accordance with applicable law. As to Messrs. Mustain, Grover, Villadsen and Johnstone and Ms. Alexander, the amounts set forth in the Summary Compensation Table under the headings "Salary" and "Bonus" are covered by the pension plan and benefit restoration plan. As of December 31, 1999, Messrs. Mustain, Grover, Villadsen and Johnstone and Ms. Alexander have twelve, six, nineteen, nineteen and one year(s) of credited service, respectively.

     There are several different forms of benefit options available under the Company's pension plan, including Straight Life Annuity, 5 Years Certain & Life Annuity, 10 Years Certain & Life Annuity, Level Income Life Annuity (age 62 and
65), Contingent Annuitant Option, and Joint and Survivor Option. The Level Income Life Annuity balances retirement income from the pension plan and social security benefits so that income remains more or less constant regardless of when social security benefits begin.

Alternative Pension Plan Disclosure

        Each executive named in the summary compensation table, except for Ms. Alexander, is also eligible to receive supplemental retirement benefits under the benefit restoration plan. The supplemental retirement benefit is equal to 40% (56% for Mr. Mustain) of the executive's average compensation reduced by the sum of the executive's (1) pension plan benefit, (2) benefit restoration plan amount, and (3) estimated social security benefit. Average compensation is the average earnings (including elective deferrals) during the last 24 months of employment decreased by any retention bonus paid on a change in control and any income from restricted stock or stock options. The supplemental retirement benefit is reduced by 0.25% for each month that the payment date precedes the date the executive attains age 62.

        The estimated annual supplemental retirement benefits payable at age 62 are Mr. Mustain ($137,088); Mr. Villadsen ($31,188); Mr. Grover ($53,344); Mr.
Johnstone ($0); and Ms. Alexander ($0).

Executive Severance Plan

     Effective as of September 5, 1995, the Board of Directors adopted a severance plan for the Company's executive officers (as the same may be amended
from time to time, the "Executive Severance Plan").   The Executive Severance
Plan is designed to provide for the payment of severance benefits if an executive officer is terminated without cause, or if the executive terminates with good reason within two years after a change of control. The Executive Severance Plan covers the Company's Chief Executive Officer, President, Senior Vice Presidents, Chief Financial Officer, and Vice Presidents. In addition, the Compensation Committee of the Board of Directors can specifically designate other employees to participate. The persons covered by the Executive Severance Plan are hereinafter referred to as the "Covered Executives." The severance period over which payments are made varies with the job classification of the Covered Executive as follows: (i) 24 months for the President or Chief Executive Officer, (ii) 18 months for a Senior Vice President, Chief Financial Officer or Vice President of Engineering, and (iii) 12 months for other Vice Presidents. Other designated participants would have individual periods established, not longer than 24 months.

     Under the Executive Severance Plan, if a Covered Executive is terminated by the Company without Good Cause (as defined below) or if he or she terminates employment with Good Reason (as defined below) within 24 months following a Change of Control (as defined below), the Covered Executive is entitled to receive monthly payments of his or her final salary (or the Covered Executive's salary at a Change of Control, if larger) and his or her average bonus. The Covered Executive's average bonus is the average of the Covered Executive's bonus for the previous two years or the Covered Executive's term of employment, if less. The Covered Executive would receive these payments even if he or she is employed by another company during the severance period. The Company may pay the severance benefit in a lump sum at its option. The Covered Executive's spouse or other named beneficiary is entitled to any unpaid benefit after death.

     In addition, the Covered Executive would receive health, life and disability insurance coverage for the severance period. The Covered Executive would have to contribute toward the premiums for any insurance to the same extent as when employed. Insurance benefits would cease if the Covered Executive is employed by another company and is covered by similar benefits.

     As a condition to receiving benefits, the Covered Executive would be required to execute a complete release of the Company from all claims, including all claims relating to the Covered Executive's employment and his or her termination of employment.

     The Covered Executive's benefit would be reduced to avoid application of the "excess parachute payment" restrictions after a Change of Control. An excess parachute payment is subject to an additional 20% excise tax payable by the employee and is not deductible by the employer. In general, an excess parachute payment is a payment made due to a Change of Control that exceeds three times the employee's average compensation for the prior five years.

     The Board of Directors can amend or terminate the Executive Severance Plan in the future, except in two circumstances. First, after a Change of Control, the Plan cannot be amended or terminated for 24 months. Second, an amendment or termination cannot affect the benefits of a terminated Covered Executive then receiving benefits.

     With respect to the termination of any Covered Executive by the Company, the term "Good Cause" means the (a) fraud or material misappropriation by the Covered Executive with respect to the business or assets of the Company; (b) the persistent refusal or willful failure of the Covered Executive materially to perform his or her duties and responsibilities to the Company, which continues after the Covered Executive receives notice of such refusal or failure; (c) conduct by the Covered Executive that constitutes disloyalty to the Company and that materially harms or has the potential to cause material harm to the Company; (d) the Covered Executive's conviction of a felony or crime involving moral turpitude; (e) the use of drugs or alcohol that interferes materially with the performance of the Covered Executive's performance of his or her duties; or
(f) the violation of any significant Company policy or practice, including but not limited to the Company policy prohibiting sexual harassment.

     With respect to a termination by a Covered Executive after a Change of Control, "Good Reason" would exist if, without the Covered Executive's express written consent, (a) there is a significant adverse change in such Covered Executive's authority or in his or her overall working environment; (b) such officer is assigned duties materially inconsistent with his duties, responsibilities and status at the time of a Change of Control; (c) there is a reduction, which is not agreed to by the Covered Executive, in the Covered Executive's rate of base salary or bonus percentage; or (d) the Company changes by 50 miles or more the principal location at which such officer is employed.

     Under the plan, a "Change of Control" is defined as the occurrence of any of the following events: (a) the acquisition by any unrelated person of beneficial ownership of 40% or more of the then outstanding shares of Common Stock of the Company (or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors); (b) as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of stock or assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (c) approval by the stockholders of the Company of a reorganization, merger or consolidation with respect to which the persons who were shareholders of the Company immediately before the transaction do not, immediately after the transaction, beneficially own more than 50% of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or (d) a sale or other disposition of all or substantially all the assets of the Company, other than in the ordinary course of business.

1999 Retention Bonus Program

        If there is a "Change of Control" prior to July 1, 2000, the Company's Senior Vice Presidents and Vice Presidents may be eligible for a retention bonus under the 1999 Retention Bonus Program adopted by the Board of Directors as part of the Executive Severance Plan. A covered executive will receive a retention bonus if the covered executive (i) is employed by the Company for a period of twelve months following the change of control, (ii) is terminated by the Company other than for "Good Cause," or (iii) terminates employment for "Good Reason." The retention bonus is a lump sum payment equal to 100% of the covered executive's salary if the executive is a Senior Vice President before the change of control or 75% of salary if the executive is a Vice President before the change of control.


Certain Relationships and Related Transactions

Transactions with Management

     During fiscal year 1999, the Company paid Motivaction $438,398 for travel and marketing services. Motivaction is a private company in which William Bryson is the President and Chief Operating Officer and has a twenty-five percent ownership interest. Mr. Bryson is the brother-in-law of William C. Grover, a Senior Vice President of the Company.

Indebtedness of Management

     Prior to 1985, the Company made loans to certain executive officers of the Company to assist such officers in the exercise of Company stock options and/or the payment of personal income taxes resulting from such exercise. The following table shows, as to each officer whose indebtedness exceeded $60,000, the largest aggregate amount of such indebtedness during fiscal year 1999 and the balance due the Company as of February 18, 2000. Each such loan is evidenced by a non-interest bearing promissory note secured by a pledge of the officer's shares of Company Common Stock and an assignment of the death benefit under his Company group life insurance policy. All of the loans described herein are accelerated and become immediately due and payable on termination of employment.

                           Indebtedness of Management

                                                   Largest Aggregate
                                               Amount Outstanding During           Amount Outstanding
            Name and Principal                      Fiscal Year 1999            As of February 18, 2000
                 Position                                 ($)                             ($)
----------------------------------------------------------------------------------------------------------
Lawrence K. Tate                                      $155,922                             -0-
  Vice President                                                                 (Note paid in full on
                                                                                  February 10, 2000)


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of the reports to the Company. During 1999, Robert E. Spekman failed to file on a timely basis one report required by Section 16(a). The Form 5, "Annual Statement of Changes In Beneficial Ownership," was actually sent to the Securities and Exchange Commission on February 11, 2000 and was received by the National Association for Securities Dealers, Inc. on February 13, 2000. The Form 5 provided that a previously filed Form 3 failed to report 700 of the 900 shares owned when Mr. Spekman became a director of the Company.

                                 PROPOSAL NO. 2

               APPROVAL OF AMENDMENT TO 1992 STOCK INCENTIVE PLAN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

          At the Annual Meeting, the stockholders are being asked to approve an amendment to the Company's 1992 Stock Incentive Plan (the "1992 Plan"), to increase the number of shares of Common Stock reserved for issuance thereunder from 1,550,000 to 2,050,000. The adoption of the 1992 Plan was approved by the Board of Directors in March 1992 and by the stockholders in April 1992. The 1992 Plan was amended in 1996 to increase the number of shares of Common Stock reserved for issuance thereunder from 800,000 to 1,550,000. As of February 18, 2000, options to purchase an aggregate of 725,868 shares were outstanding and 148,237 shares (exclusive of the shares subject to stockholder approval at this Annual Meeting) were available for future grant. In addition, as of such date 675,895 shares had been purchased pursuant to the exercise of stock options granted under the 1992 Plan.

          The 1992 Plan authorizes the Committee, appointed by the Board of Directors to administer the 1992 Plan (the "Committee"), to grant stock options, restricted stock awards, and other incentive stock awards to eligible employees and consultants of the Company. The 1992 Plan is structured to allow the

Committee broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business. The Board of Directors believes that the remaining shares available for grant under the 1992 Plan, as amended in 1996, are insufficient to accomplish these purposes.

          The Committee awards stock options to employees under the 1992 Plan as a part of an employees' overall compensation package. Annual awards are determined with reference to an independent consulting company's report of the compensation paid by companies in the same or similar industries. Based upon past experience, the Board of Directors currently expects that the 500,000 additional shares of Common Stock subject to stockholder approval at this Annual Meeting will be sufficient to provide for option grants for approximately the next three fiscal years.

          The essential features of the 1992 Plan are outlined below.

          Purpose. The 1992 Plan is intended to provide a means for selected key professional and management employees of, and consultants providing service for, the Company to increase their personal financial interest in the Company, thereby stimulating their efforts on behalf of the Company and its stockholders (references to the "Company" in this section will include any parent and subsidiary corporations).

          Administration. The 1992 Plan must be administered by a Committee comprised of at least three directors of the Company who are not eligible to participate in the 1992 Plan or any similar plan of the Company. The Compensation Committee currently administers the 1992 Plan and will continue to do so unless another committee is appointed by the Board. The Committee has the power and complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, whether the award will be an option, restricted stock or incentive stock, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and upon the transfer of restricted stock received under the Plan, and upon the right to receive incentive stock under the Plan, and may impose such other restrictions and requirements as it may deem appropriate.

          Eligibility. All present and future employees of the Company who hold positions with management responsibilities are eligible to receive incentive awards under the 1992 Plan. The Company estimates that it has approximately 180 such employees (seven of whom are officers). Consultants providing services for the Company are also eligible to receive an incentive award.

          Stock Options. Options to purchase shares of Common Stock granted under the 1992 Plan may be "incentive stock options" or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Code Section 422, while nonstatutory stock options do not. The option price of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a nonstatutory option may not be less than 85% of the fair market value of the Common Stock on the date of the grant.

          The value of incentive stock options, based on the exercise price, that can be exercisable by a participant for the first time in any calendar year under the 1992 Plan or any other similar plan maintained by the Company is limited to $100,000.

          Options may only be exercised at such time as may be specified by the Committee, provided, however, that incentive stock options may not be exercised after the first to occur of (1) ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (2) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (3) one year from the optionee's termination of employment on account of death or disability. The Committee may make options fully exercisable upon a change in control as defined in the 1992 Plan.

          An optionee exercising an option may pay the purchase price in cash or, if the option so provides, by delivery or causing to be withheld from the option shares, shares of Common Stock or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds form the option shares to pay the exercise price.

          Restricted Stock. Restricted stock issued pursuant to the Plan is subject to the following general restrictions: (1) none of such shares may be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the Plan and (2) if a holder of restricted stock ceases to be employed by the Company, he will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

          The Committee is authorized to establish as to each share of restricted stock issued under the 1992 Plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, as a result of the disability, death or retirement of the participant. In addition, the committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

          Incentive Stock. The Committee may establish performance programs with fixed goals and designate key employees as eligible to receive incentive stock if the goals are achieved. Incentive shares will only be issued in accordance with the program established by the committee. More than one performance program may be established by the Committee and they may operate concurrently or for varied periods of time and a participant may participate in more than one program at the same time. A participant who is eligible to receive incentive stock has no rights as a shareholder until incentive shares are received.

          Transferability of Incentive Awards. No options, or the right to receive incentive stock granted under the 1992 Plan, and during the applicable period of restriction, no shares of restricted stock, may be sold, assigned, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the 1992 Plan are exercisable during the participant's lifetime only by such participant, his guardians, or his legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the 1992 Plan.

          Amendment of the 1992 Plan and Incentive Awards. The Board of Directors is authorized to amend the 1992 Plan in such respects as it deems advisable, provided that the stockholders of the Company must approve any amendment that would (1) materially increase the benefits accruing to participants under the 1992 Plan, (2) materially increase the number of shares of Common Stock that may be issued under the 1992 Plan, or (3) materially modify the requirements of eligibility for participation in the 1992 Plan. Incentive awards granted under the 1992 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

          Federal Income Tax Consequences. An employee will not incur federal income tax when he is granted a nonstatutory stock option, an incentive stock option, or, in most cases and depending on the restrictions imposed, restricted stock.

          Upon exercise of a nonstatutory stock option, an employee generally will recognize ordinary income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. The Committee has authority under the 1992 Plan to include provisions allowing the employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option or stock appreciation right withheld to cover his tax liabilities. The election will be effective only if approved by the Committee and made in compliance with other requirements set forth in the Plan. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax.

          An employee may deliver shares of Common Stock instead of cash to acquire shares under an incentive stock option or nonstatutory stock option, without having to recognize taxable gain (except in some cases with respect to statutory option stock) on any appreciation in value of the shares delivered. Statutory option stock is stock acquired upon the exercise of incentive stock options. If an employee delivers shares of statutory option stock in satisfaction of all, or any part, of the exercise price under an incentive stock option, and if the applicable holding periods of the statutory option stock have not been met, he will be considered to have made a taxable disposition of the statutory option stock.

          In general, an employee who has received shares of restricted stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. An employee who receives shares of incentive stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of incentive stock on the date of the transfer to the employee. Such amounts will be included in income in the tax year in which such events occur. The income recognized may be subject to income tax withholding by the Company.

          The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes as ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options when the restrictions lapse or are removed from restricted stock and when incentive stock is issued. Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holdings period requirements.

          This summary of Federal income tax consequences of nonstatutory stock options, incentive stock options, restricted stock, and incentive stock does not purport to be complete. There may also be state and local income taxes applicable to these transactions.


                                 PROPOSAL NO. 3

                   RATIFICATION OF THE SELECTION OF AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP ("D&T") certified public accountants and independent auditors, to serve the Company in those capacities for the year ending December 31, 2000 and recommends ratification of such selection by the stockholders. D&T has served as independent auditors for the Company since 1985. In addition to auditing the consolidated financial statements of the Company for the year ended December 31, 1999, D&T provided an audit of the Company's pension and 401(k) plans. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     If the proposal to ratify the selection of D&T is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for 2000 to stand unless the Board of Directors finds other reasons for making a change.

     The Board of Directors considers D&T to be well qualified to serve as the independent auditors for the Company.

     The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of D&T as independent auditors for 2000. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.


                                 OTHER MATTERS

     Management is not aware of other matters which will come before the meeting, but if any such matters are properly presented, proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the meeting.


                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any stockholder proposals to be considered by the Company for inclusion in the proxy materials for the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 12, 2000. Any stockholder proposal that is received later than February 25, 2001 will be deemed to be untimely.

                                    For the Board of Directors

                                    Linda P. Falconer, Secretary

Charlottesville, Virginia
April 10, 2000

THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF THE 1999 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, COMDIAL CORPORATION, 1180 SEMINOLE TRAIL, P. O. BOX 7266, CHARLOTTESVILLE, VIRGINIA, 22906-7266.

                             [FRONT OF PROXY CARD]

                              COMDIAL CORPORATION


                   Proxy for Annual Meeting of Stockholders
                                  May 4, 2000
    This Proxy is Solicited on Behalf of the Board of Directors of Comdial
                                  Corporation


    The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2000, and appoints William G. Mustain and Tara Y. Harrison, or either of them, as proxies, each with the power to appoint his or her substitute and to act alone, and authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of Comdial Corporation held of record by the undersigned on March 13, 2000, at the Annual Meeting of Stockholders to be held on May 4, 2000, and at any adjournment thereof.

      The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3
                     appearing on the Reverse Side Hereof
 ---------------------------------------------------------------------------

                          [REVERSE SIDE OF PROXY CARD]

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no directions to the contrary are indicated, this proxy will be voted FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.
   ___________________________  ________________
        ACCOUNT NUMBER               COMMON


1.     ELECTION OF DIRECTOR:   Robert P. Collins

        FOR the nominee listed above  [ ]   WITHHOLD AUTHORITY [ ]
                                            to vote for the nominee listed above

2.     APPROVAL OF AMENDMENT TO 1992 STOCK INCENTIVE PLAN:

                           FOR [ ]        AGAINST [ ]        ABSTAIN [ ]



3. RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP as the Company's independent auditors for the current year:

                           FOR [ ]        AGAINST [ ]         ABSTAIN [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                            PLEASE MARK YOUR CHOICE
                                            LIKE THIS [ ] IN BLUE OR BLACK INK.

                                            Date                         , 2000

                                            Signature

                                            Signature, if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

            PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE.